                                                                   EXHIBIT 11(b)


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 INTERPRETATION....................................................  1

   1.1   DEFINITIONS........................................................  2
   1.2   CONSTRUCTION.......................................................  5
   1.3   SCHEDULES..........................................................  6

ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS.............................  7

   2.1   PURCHASE AND SALE..................................................  7
   2.2   PAYMENT OF PURCHASE PRICE..........................................  7
   2.3   ALLOCATION OF PURCHASE PRICE.......................................  7
   2.4   TRANSFER TAXES.....................................................  8
   2.5   DELIVERY...........................................................  8

ARTICLE 3 ASSIGNMENT OF CONTRACTS AND WARRANTIES............................  8

   3.1   CONTRACTS..........................................................  8
   3.2   WARRANTIES.........................................................  8
   3.3   ASSUMPTION BY THE KCA..............................................  9
   3.4   WITHHOLDING OF ADDITIONAL PAYMENTS.................................  9

ARTICLE 4 USE OF SHARED ASSETS..............................................  9

   4.1   RIGHT TO USE.......................................................  9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF MYKO............................ 10

   5.1   REPRESENTATIONS AND WARRANTIES..................................... 10

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF KCA............................. 14

   6.1   REPRESENTATIONS AND WARRANTIES..................................... 14

ARTICLE 7 MYKO'S CONDITIONS PRECEDENT....................................... 16

   7.1   TRUTH AND ACCURACY OF REPRESENTATIONS OF KCA AT CLOSING............ 16
   7.2   PERFORMANCE OF OBLIGATIONS......................................... 17
   7.3   RECEIPT OF CLOSING DOCUMENTATION................................... 17
   7.4   OPINION OF COUNSEL FOR KCA......................................... 17

ARTICLE 8 KCA'S CONDITIONS PRECEDENT........................................ 17

   8.1   TRUTH AND ACCURACY OF REPRESENTATIONS OF MYKO AT THE CLOSING TIME.. 18
   8.2   PERFORMANCE OF OBLIGATIONS......................................... 18
   8.3   RECEIPT OF CLOSING DOCUMENTATION................................... 18
   8.4   OPINION OF COUNSEL FOR MYKO........................................ 18
   8.5   CONSENTS, AUTHORIZATIONS AND REGISTRATIONS......................... 18
   8.6   NO PROCEEDINGS..................................................... 19
   8.7   DILIGENCE.......................................................... 19
   8.8   DELIVERY........................................................... 19
   8.9   SUPPLY AND TECHNICAL SUPPORT AGREEMENT............................. 19
   8.10  NSA NOVATION....................................................... 20
   8.11  COMTEL ACKNOWLEDGEMENT............................................. 20
   8.12  NO MATERIAL CHANGE................................................. 20
   8.13  FULL, TRUE AND PLAIN DISCLOSURE.................................... 20


                                      (i)

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                                                                            PAGE
                                                                            ----
ARTICLE 9 COVENANTS OF MYKO................................................. 20

   9.1   DISCLOSURE OF TRANSACTION.......................................... 20
   9.2   CONDUCT OF BUSINESS PRIOR TO CLOSING............................... 21
   9.3   EXCLUSIVE DEALING.................................................. 21

ARTICLE 10 COVENANTS OF KCA................................................. 21

   10.1  DISCLOSURE OF TRANSACTION.......................................... 21

ARTICLE 11 COVENANTS OF KCA AND MYKO........................................ 22

   11.1  NON-COMPETITION.................................................... 22
   11.2  NON-SOLICITATION................................................... 23

ARTICLE 12 SURVIVAL AND INDEMNIFICATION..................................... 24

   12.1  SURVIVAL OF MYKO'S REPRESENTATIONS, WARRANTIES..................... 24
   12.2  SURVIVAL OF KCA'S REPRESENTATIONS, WARRANTIES...................... 24
   12.3  SURVIVAL OF REPRESENTATIONS AND WARRANTIES CONCERNING TAX MATTERS.. 24
   12.4  SURVIVAL OF COVENANTS.............................................. 24
   12.5  INDEMNIFICATION.................................................... 25
   12.6  PROCEDURE FOR INDEMNIFICATION...................................... 26
   12.7  ADDITIONAL RULES AND PROCEDURES.................................... 28
   12.8  LIMITATIONS........................................................ 29

ARTICLE 13 CLOSING PROCEDURE................................................ 29

   13.1  PROCEDURE.......................................................... 29

ARTICLE 14 GENERAL.......................................................... 29

   14.1  PLACE OF CLOSING................................................... 29
   14.2  PUBLIC DISCLOSURE.................................................. 30
   14.3  ARBITRATION........................................................ 30
   14.4  NOTICE............................................................. 30
   14.5  COSTS.............................................................. 31
   14.6  TIME OF THE ESSENCE................................................ 31
   14.7  FURTHER ACTS....................................................... 32
   14.8  GOVERNING LAW...................................................... 32
   14.9  AMENDMENT.......................................................... 32
   14.10 WAIVER............................................................. 32
   14.11 ENTIRE AGREEMENT................................................... 33
   14.12 SEVERABILITY....................................................... 33
   14.13 COUNTERPARTS....................................................... 33
   14.14 ASSIGNMENT......................................................... 33
   14.15 ENUREMENT AND BINDING EFFECT....................................... 33


                                      (ii)

                                                                   EXHIBIT 11(b)

                            ASSET PURCHASE AGREEMENT

         DATED the 29th day of December, 2000.

AMONG:

         KASTEN CHASE APPLIED RESEARCH LIMITED, a corporation incorporated under the laws of the Province of Ontario

         ("KCA")

         - and -

         MYKOTRONX, INC., a corporation incorporated under the laws of California

         ("Myko")

RECITALS:

         WHEREAS Myko develops, produces and distributes hardware and software related to the provision of secured electronic communications;

         AND WHEREAS KCA desires to purchase and Myko desires to sell all of the assets of Myko necessary to allow KCA to continue the Palladium Secure Modem Business of Myko and as particularly described in Schedule 1.1(j) to this Agreement, subject to the terms and conditions hereinafter set forth;

         NOW THEREFORE in consideration of the premises and mutual agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties hereto agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS.

         In this Agreement, except as otherwise expressly provided, capitalized words or expressions shall have the meanings set out below:

         (a) "AFFILIATE" shall have the meaning given it in the Business Corporations Act, 1982 (Ontario);

         (b) "AGREEMENT" means this Agreement and all schedules attached to this Agreement, in each case as they may be supplemented or amended from time to time in accordance with the terms hereof;

         (c) "ASSUMED OBLIGATIONS"

             (i) all obligations to be performed by Myko on or after the Closing Date under the Contracts listed in Schedule 1.1 (j);

             (ii) all obligations relating to the Warranties or any product liability Claim with respect to the Purchased Assets; and

             (iii) subject to the consent of the National Security Agency (the
                   "NSA"), the obligations and liabilities of Myko under the contract between Myko and NSA regarding the RASP Phase II development project.

         (d) "AUTHORITY" means any governmental or regulatory authority, body, agency or department, whether federal, provincial, municipal or foreign, having jurisdiction over Myko or the Business or any aspect thereof;

         (e) "BUSINESS" means the Palladium Secure Modem Business of Myko being a public switched telephone network dial-up application using a modem similar to or competitive with the Palladium Secure Modem including a modem that uses encrypting algorithms, including but not limited to Triple DES, Skipjack, AES and/or Type 1 encryption, to permit secure access to network applications;

         (f) "BUSINESS DAY" means every day except Saturday, Sunday or a day which is a statutory holiday under the Laws of Canada or a federal holiday in the United States;

         (g) "CLOSING" means the completion of the transactions described in this Agreement, "CLOSING DATE" or "DATE OF CLOSING" means the date hereof or such earlier or later date as may be agreed by the parties with an effective time of 2:00 p.m. Toronto time "CLOSING TIME" on the Closing Date;


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

         (h) "COMTEL" means Comtel Electronics, Inc. located at 14101 Myford Road, Tustin, California 92780;

         (i) CONEXANT CHIP SET" means the 13,650 modem chip sets manufactured by Conexant (formerly by Rockwell) that were ordered by Myko as part of a last buy order at a price of $32.06 per chip set on or about September 22, 2000;

         (j) "CONTRACTS" means all oral or written agreements, contracts, purchase orders, or commitments of any kind, including but not limited to customer, supplier and strategic partner contracts to which Myko is a party relating primarily to the Business including all agreements, contracts, purchase orders and commitments listed on Schedule 1.1(j);

         (k) "CUSTOMER LISTS" means all consumer product registration and mailing lists for Myko's Palladium Secure Modem and related services in Myko's possession;

         (l) "ENCUMBRANCE" means any mortgage, lien, pledge, charge, security interest, restriction, claim, encumbrance, right to use or acquire, ownership interest, action or demand of any nature whatsoever;

         (m) "FORTEZZA CARD" means the cryptographic card in PCMCIA format developed and manufactured by Myko which uses the Fortezza encryption algorithm;

         (n) "GOODWILL" means the goodwill associated with the Purchased Assets, together with the exclusive right of KCA to represent itself as carrying on the Business utilizing the Purchased Assets purchased from Myko;

         (o) "INTELLECTUAL PROPERTY" means the intellectual property of the Business owned by Myko and used in carrying on the Business as a going concern and as more particularly described in Schedule 1.1(o);

         (p) "INVENTORIES" means all inventories of the Business owned by Myko and used in carrying on the Business as a going concern, including all finished goods, work in process, parts, production and shipping supplies and all other materials and supplies on hand to be used or consumed in the Business;


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

         (q) "LAWS" means all applicable federal, provincial, municipal, local or foreign laws, statutes, regulations, ordinances, rules, guidelines, orders, directives or other requirements of any Authority;

         (r) "LETTER OF INTENT" means the letter agreement dated September 16, 2000 between Myko and KCA;

         (s) "PALLADIUM SECURE MODEM" means Phase 1 and Phase 2 of the modem card in PCMCIA format developed by Myko, Western DataCom Co., Inc. and KCA and manufactured by Myko which enables encrypted electronic communications;

         (t) "PERSON" includes an individual, corporation, partnership, trustee, trust, unincorporated association, organization, syndicate, executor, administrator or other legal or personal representative and pronouns have a similarly extended meaning;

         (u) "PURCHASED ASSETS" means all right, title and interest in and to the assets described in Schedule 1.1(j) attached hereto, including Goodwill, Inventories, Records, Contracts, Intellectual Property, the Source Code and Customer List;

         (v) "PURCHASE PRICE" means the purchase price for the Purchased Assets under this Agreement;

         (w) "RECORDS" means all records relating exclusively to the Business which are in the possession or under the control of Myko, including operating data, files, books and records, correspondence, credit information, research materials, contract documents, records of past sales, supplier lists, inventory data, financial statements and other similar records;

         (x) "REGULATORY APPROVALS" means all approvals, permits, sanctions, rulings, orders, declarations or consents from any Authority or self-regulatory organization within or outside Canada required for the execution of this Agreement, the Closing or the performance of any terms hereof and the completion of the transactions contemplated by this Agreement;


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

         (y) "RASP PROJECT" means the project development for the remote access security program of the National Security Agency;

         (z) "SHARED ASSETS" means the assets to be shared by KCA among Myko projects (leased or owned) which are necessary to continue the Business and as more particularly described in Schedule 1.1(z);

         (aa) "SOURCE CODES" means the source codes for the Intellectual Property, including but not limited to the latest version of the source codes for Phase 1 and Phase 2 of the Palladium Secure Modem;

         (bb) "WARRANTIES" means the warranties attached to the merchandise manufactured by Comtel for Myko pursuant to a purchase order between Myko and Comtel dated February 23, 2000, a copy of which is attached hereto as Schedule C.

1.2 CONSTRUCTION.

         In  this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the words "including" or "include" shall mean "including/include" without limitation";

         (c) any reference to a statute shall mean the statute in force as at the date hereof, unless otherwise expressly provided;

         (d) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

         (e) all dollar amounts are expressed in U.S. funds unless otherwise expressly provided; and

         (f) any tender of documents or money under this Agreement may be made upon the parties or their respective counsel and money may be tendered only in immediately available U.S. funds by wire transfer.

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

1.3 SCHEDULES.

         The following attached Schedules form part of this Agreement. It is understood and agreed that disclosure of a matter or fact in any Schedule hereto shall be deemed to constitute disclosure of such fact or matter in any other Schedule hereto in which such disclosure is required to be made to ensure the completeness or factual accuracy of such other Schedule and any representation and warranty made with reference thereto:

         (a) ASSET SCHEDULES

             Schedule 1.1(j)    - Purchased Assets and Contracts
             Schedule 1.1(o)    - Intellectual Property
             Schedule 1.1(z)    - Shared Assets

         (b) DISCLOSURE SCHEDULES

             Schedule 5.1(g)    - Customer List Information
             Schedule 5.1(i)(i) - Regulatory Approvals (Myko)
             Schedule 5.1(i)(ii)- Third Party Consents (Myko)
             Schedule 5.1(n)    - Litigation
             Schedule 5.1(p)    - Insurance
             Schedule 6.1(e)(i) - Regulatory Approvals (KCA)
             Schedule 6.1(e)(ii)- Third Party Consents (KCA)

         (c) MISCELLANEOUS SCHEDULES

             Schedule 2.2       - Additional Payments
             Schedule 2.3       - Allocation of Purchase Price
             Schedule 8.11      - Form of Acknowledgement
             Schedule 14.3      - Arbitration Procedures

         (d) AGREEMENT SCHEDULES

             Schedule A         - Supply and Support Agreement
             Schedule B         - Letter Agreement re: RASP Phase II development
                                  with the National Security Agency
             Schedule C         - Warranty Provisions with Comtel


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

                                   ARTICLE 2

                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1 PURCHASE AND SALE.

         Subject to the terms and conditions of this Agreement, on the Closing Date, KCA will purchase and Myko will sell all of the Purchased Assets.

2.2 PAYMENT OF PURCHASE PRICE.

         The Purchase Price shall be satisfied as follows:

         (a) Closing Payment - At Closing, KCA shall pay to Myko an amount (the "Closing Payment") equal to:

             (i)  $1,700,000.00; and

             (ii) Additional Payments - after Closing KCA shall pay Myko an amount (the "Additional Payments") calculated in accordance with Schedule 2.2.

2.3 ALLOCATION OF PURCHASE PRICE.

         The Purchase Price shall be allocated among the Purchased Assets as set out in Schedule 2.3. Such allocation shall be binding and Myko and KCA shall file all filings which are necessary or desirable under the Income Tax Act (Canada) or any other taxation statute to give effect to such allocation.

2.4 TRANSFER TAXES.

         KCA shall be liable for and pay directly to the appropriate taxing authority or other entity, within the required time period, all federal and state sales taxes and all other similar taxes, duties, registration charges or other like charges (but excluding any taxes based upon the income, revenues or capital receipts of Myko) properly payable in connection with the transfer of the Purchased Assets.

2.5 DELIVERY.

         The Purchased Assets (except for those Purchased Assets located at the premises of Comtel) are to be delivered to KCA's premises in Mississauga, Ontario before Closing. The Intellectual Property (including but not limited to all source, object and executable code, and all related tools and documentation) shall be delivered to the KCA premises and shall be loaded, assembled, compiled, linked, signed and in full operational order such that Myko can successfully reproduce and demonstrate that such Source Code, using such tools, can produce on KCA equipment, on KCA's premises, the executable code for the latest versions of Phase 1 and Phase 2 of the Intellectual Property (and upon completion of Phase 2, the version accepted by the National Security Agency). Myko shall make arrangements, at its own expense, with a common carrier to transport the Purchased Assets.

                                   ARTICLE 3

                     ASSIGNMENT OF CONTRACTS AND WARRANTIES

3.1 CONTRACTS.

         On the Closing Date, Myko shall assign, transfer and set over to KCA all of Myko's right, title and interest in and to the Contracts.

3.2 WARRANTIES.

         At Closing, Myko shall assign to KCA all of Myko's right, title and interest in and to the Warranties.

3.3 ASSUMPTION BY KCA.

         KCA shall assume the Assumed Obligations as of the Closing Date and shall pay, discharge and perform the Assumed Obligations, as the case may be, from and after the Closing Date. KCA shall not be liable for or assume any obligations of Myko other than the Assumed Obligations. Once the Closing has occurred, KCA shall be deemed to have assumed the Assumed Obligations and no further agreement is required to evidence that fact, except with respect to the execution of a novation between KCA, Myko and the NSA, whereby KCA will have Myko released from and directly assume the responsibility, obligations and liabilities of Myko under the NSA contract regarding the RASP Phase II development project.

3.4 WITHHOLDING OF ADDITIONAL PAYMENTS.

         KCA shall withhold from the Additional Payments payable to Myko up to an amount equal to US$25,000 (the "Withheld Amount") to be used only by KCA in good faith for any actual expenses incurred by KCA associated with performing any of the obligations under the Warranties on behalf of Myko relating to all products produced by Comtel (other than the Inventories) and/or sold by Myko prior to the Closing Date. Upon the expiry of the all of the Warranties, KCA shall remit the Withheld Amount to Myko forthwith. Prior to the use of any portion of the Withheld Amount by KCA, KCA shall, within 10 days of receipt by KCA of a claim, provide Myko with any requested information relating to the said claim as well as an accounting of the payment made by KCA in satisfaction of such claim. If Myko does not agree with the accounting or relief of the claim, the parties agree to settle the dispute in accordance with Schedule 14.3.

                                   ARTICLE 4

                              USE OF SHARED ASSETS

4.1 RIGHT TO USE.

         At Closing, Myko shall grant KCA a perpetual, indefeasible, transferable and world wide right to use the Shared Assets as and when required by KCA, without restriction or interference from Myko. The Shared Assets are to be maintained by Myko at Myko's sole expense.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF MYKO

5.1 REPRESENTATIONS AND WARRANTIES.

         Myko hereby makes the following representations and warranties and acknowledges that KCA is relying on such representations and warranties in entering into this Agreement and in purchasing the Purchased Assets from Myko:

         (a) CORPORATE MATTERS. Myko is a corporation incorporated and organized and is validly existing under the Laws of California and has not been dissolved. Myko has the requisite corporate power and authority to own or lease its property, to carry on the Business, to enter into this Agreement and to sell the Purchased Assets to KCA and otherwise perform its obligations pursuant to this Agreement.

         (b) AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by Myko.

         (c) ENFORCEABILITY OF AGREEMENT. This Agreement constitutes a valid and binding obligation of Myko, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of rights generally.

         (d) TITLE TO PURCHASED ASSETS. Myko is the sole legal and beneficial owner of the Purchased Assets, free and clear of all Encumbrances. Except pursuant to this Agreement, there is no agreement, contract, option, commitment, right or privilege or other right of another binding upon, or which at any time in the future may become binding upon, Myko to sell, transfer, assign, pledge, charge, subject to lien, grant a security interest in, mortgage or in any other way dispose of or encumber any of the Purchased Assets.

         (e) CONTRACTS. Schedule 1.1(i) contains a complete and accurate list of all Contracts. True and correct copies of the Contracts and all written amendments thereto have been provided to KCA. Each of the Contracts constitutes a valid and binding obligation of the party thereto. Neither Myko nor, to the knowledge of Myko, any other party to any of the Contracts is in material breach of their obligations thereunder and to the knowledge of Myko, no act or event has occurred which with notice or lapse of time, or both, would constitute a breach of any of the Contracts. Myko has not received notice that any customer, supplier or other person has breached, intends to breach or intends to discontinue any Contract. All of the Contracts can be, and at Closing will be, assigned by Myko to KCA.

         (f) RECORDS. The Records are duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all matters required to be dealt with in such records. All material financial transactions relating to the Business and the Purchased Assets have been recorded in the Records in accordance with generally accepted accounting principles.

         (g) CUSTOMER LISTS. The Customer Lists provide a complete, accurate and up-to-date listing of all Persons who are the purchasers of the Palladium Secure Modem, as well as the other information described in Schedule 5.1(g). Myko has provided to KCA a complete and accurate written description of all material customer service issues, existing and unremedied material defects of which Myko is aware, and of all remedies, if any, which Myko has applied to the defects, in relation to the Palladium Secure Modem.

         (h) SOURCE CODE. The Source Code is accurate and complete and Myko can deliver, load, assemble, compile, link and sign the Intellectual Property (including but not limited to all source, object and executable code, all related tools and documentation) such that Myko can successfully reproduce and demonstrate that such Source Code, using such tools, can produce on KCA equipment on KCA's premises in Mississauga, Ontario, the executable code for the latest versions of Phase 1 and Phase 2 of the Intellectual Property (and upon completion of Phase 2, the version accepted by the National Security Agency).

         (i) REGULATORY APPROVALS AND CONSENTS.

             (i) No Regulatory Approval or filing or registration with any Authority is required to be made or obtained by Myko prior to the consummation of the transactions contemplated hereby other than those listed in Schedule 5.1(i)(i); and

             (ii) No consent is required to be obtained by Myko from any third party prior to the consummation of the transactions contemplated hereby other than those listed in Schedule 5.1(i)(ii).

         (j) MATERIAL CHANGE.

             (i) Since, January 1, 2000, other than changes in national economic conditions or which affect the secure remote access industry generally, there has been no material adverse change in the condition, assets (taken as a whole), business or operations of the Business and the Business has been conducted in the ordinary course consistent with past practice.

             (ii) During the period from the date of this Agreement to the
                  Closing Date, Myko shall notify KCA of any material change in the Business, Myko, its assets and liabilities, its financial results or results from operations.

         (k) TAXES. All federal and state income, corporate and sales taxes and other similar taxes due and payable by Myko in respect of the Business or to the Purchased Assets (other than on the transfer thereof to KCA) with respect to all periods prior to the Date of Closing will have been paid and satisfied prior to the Date of Closing, or will be paid within the period prescribed by Law. There are no assessments, reassessments or inquiries, whether actual, pending or threatened, other than for the most recent reporting period.

         (l) VALIDITY OF TRANSACTIONS. The execution and delivery of this Agreement by Myko, the consummation of the transactions contemplated hereby and the fulfilment by Myko of the terms, conditions and provisions hereof will not:

             (i) contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of Myko under:

                   (A) the Laws applicable to Myko;

                   (B) any judgement, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is presently applicable to Myko;

                   (C) the articles, by-laws or any resolutions of Myko or any amendments thereto or restatements thereof; or

                   (D) the provisions of any agreement, arrangement or
                       understanding to which Myko is a party or by which it is bound;

             (ii) relieve any other party to a Contract of its obligations thereunder or enable it to terminate its obligations thereunder; or

             (iii) result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

         (m) COMPLIANCE WITH LAWS. Myko has conducted the Business in material compliance with all applicable Laws. Myko is duly licensed, registered or qualified and duly possess all licenses, permits, consents and approvals to enable the Business to be carried on as now conducted in compliance with the Laws.

         (n) LITIGATION. Except as disclosed in Schedule 5.1(n), there is no suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review (collectively, "Claims"), pending or, to the best of Myko's knowledge, threatened against Myko and relating to the Business or any of the Purchased Assets. There are no facts known to Myko which are likely to give rise to any such Claims. Except as disclosed in
             Schedule 5.1(n), there is not presently outstanding against Myko in any jurisdiction, any judgement, execution, order, injunction, decree or rule of any court, administrative agency, governmental authority or arbitrator which affects the Purchased Assets or the Business.


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

         (o) BROKERS. Myko has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for Myko.

         (p) INSURANCE. Myko maintains, in full force and effect, policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, covering property casualty, accidental loss, fire, theft, business and public liability risks, in such amounts as are customarily carried by owners of comparable businesses, properties and assets. Schedule 5.1(p) sets forth a complete list of all policies of insurance which Myko maintains and the particulars of such policies.

         (q) DISCLOSURE. The representations and warranties by Myko in this Agreement and all statements, schedules, exhibits, lists or certificates delivered by Myko pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact, or, to the knowledge of Myko, omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading and that would be relevant to a prospective purchaser of the Purchased Assets.

                                   ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF KCA

6.1 REPRESENTATIONS AND WARRANTIES.

         KCA hereby makes the following representations and warranties and acknowledges that Myko is relying on such representations and warranties in entering into this Agreement and in selling the Purchased Assets to KCA:

         (a) ORGANIZATION OF KCA. KCA is a corporation incorporated, validly existing and in good standing under the laws of the Province of Ontario and has not been dissolved. KCA has the requisite corporate power and authority to own or lease its property, to enter into this Agreement and to purchase the Purchased Assets from Myko and otherwise perform its obligations pursuant to this Agreement.

         (b) AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by KCA.

         (c) ENFORCEABILITY OF AGREEMENT. This Agreement constitutes a valid and binding obligation of KCA, enforceable against KCA in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of rights generally.

         (d) VALIDITY OF TRANSACTIONS. The execution and delivery of this Agreement by KCA, the consummation of the transactions contemplated hereby and the fulfilment by KCA of the terms, conditions and provisions hereof will not contravene or violate or result in a breach (with or without the giving notice or lapse of time, or both) or accelerate any obligations of KCA under:

             (i)   the Laws applicable to KCA,

             (ii) any judgement, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is presently applicable to KCA,

             (iii) the article, by-laws or any resolutions of KCA or any amendments thereto or restatements thereof, or

             (iv) the provisions of any agreement, arrangement or understanding to which KCA is a party or by which it is bound.

         (e) REGULATORY APPROVALS AND CONSENTS.

             (i) No Regulatory Approval, or filing or registration with any Authority is required to be made or obtained by KCA prior to the consummation of the transactions contemplated hereby other than those disclosed in Schedule 6.1(e)(i); and

             (ii) No consent is required to be obtained by KCA from any third party prior to the consummation of the transactions contemplated hereby other than those disclosed in Schedule 6.1(e)(ii).

         (f) SECURITY CLEARANCE. KCA has obtained the requisite security clearance from the appropriate regulatory agencies to carry on the Business.

         (g) BROKERS. KCA has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remunerative payable to any broker or agent who purports or may purport to have acted for KCA.

         (h) GOODS AND SERVICES TAX REGISTRATION. KCA is duly registered for GST and HST purposes under the ETA and its business number is 889136297. KCA is duly registered for PST purposes under the PSTA and its registration number is 16424867.

                                   ARTICLE 7

                           MYKO'S CONDITIONS PRECEDENT

         The obligations of Myko to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of, or the compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Myko and may be waived by it in whole or in part).

7.1 TRUTH AND ACCURACY OF REPRESENTATIONS OF KCA AT CLOSING.

         All of the representations and warranties of KCA made in or pursuant to this Agreement shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time, and Myko shall have received a certificate from a senior officer of KCA confirming to the best of its knowledge, the truth and correctness of such representations and warranties.

7.2 PERFORMANCE OF OBLIGATIONS.

         KCA shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement to be performed or complied with at Closing Time .

7.3 RECEIPT OF CLOSING DOCUMENTATION.

         All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Assets under this Agreement and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by KCA of its obligations under this Agreement, shall be satisfactory to Myko, acting reasonably, and Myko shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) in substance satisfactory to Myko.

7.4 OPINION OF COUNSEL FOR KCA.

         Myko shall have received an opinion dated on the Closing Date from counsel for KCA, Goodmans LLP, Toronto with respect to matters customarily addressed by purchaser's counsel in transactions of this nature, in form and in substance reasonably satisfactory to Myko and their counsel.

                                   ARTICLE 8

                           KCA'S CONDITIONS PRECEDENT

         The obligation of KCA to complete the purchase of the Business under this Agreement shall be subject to the satisfaction of, or the compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of KCA and may be waived by it in whole or in part).

8.1 TRUTH AND ACCURACY OF REPRESENTATIONS OF MYKO AT THE CLOSING TIME

         All of the representations and warranties of Myko made in or pursuant to this Agreement shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and KCA shall have received a certificate from Myko confirming the truth and correctness of the representations and warranties of Myko.

8.2 PERFORMANCE OF OBLIGATIONS.

         Myko shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement to be performed or complied with at the Closing Time.

8.3 RECEIPT OF CLOSING DOCUMENTATION.

         All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Assets under this Agreement and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by Myko of its obligations under this Agreement, shall be satisfactory to KCA, acting reasonably, and KCA shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and in substance satisfactory to KCA.

8.4 OPINION OF COUNSEL FOR MYKO.

         KCA shall have received an opinion dated on the Closing Date from counsel for Myko, Rosenman & Colin LLP, with respect to matters customarily addressed by sellers' counsel in transactions of this nature, in form and substance reasonably satisfactory to KCA and its counsel.

8.5 CONSENTS, AUTHORIZATIONS AND REGISTRATIONS.

         All consents (including consents to the assignment of customer, supplier and strategic partner contracts and the approval of Myko and KCA's respective board of directors), approvals, orders and authorizations of any person or a governmental authority (or registrations, declarations, filings or recordings with any such authorities), required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the closing or the performance of any of the terms and conditions of this Agreement, shall have been obtained at or before Closing.

8.6 NO PROCEEDINGS.

         There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any Person by any person or a governmental authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

8.7 DILIGENCE.

         KCA shall be satisfied with its legal, operational, financial, tax and client's due diligence investigations and review of Myko.

8.8 DELIVERY.

         The Intellectual Property (including but not limited to all source, object and executable code, and all related tools and documentation, including but not limited to the assets listed in Schedule 5.1(h)) shall be delivered to the KCA premises in Mississauga, Ontario and shall be loaded, assembled, compiled, linked, signed and in full operational order such that Myko can successfully reproduce and demonstrate that such source code, using such tools, can produce on KCA equipment on KCA's premises the executable code for the latest versions of Phase 1 and Phase 2 of the Intellectual Property (and upon completion of Phase 2, the version excepted by the National Security Agency).

8.9 SUPPLY AND TECHNICAL SUPPORT AGREEMENT.

         Myko and KCA shall have executed and delivered a supply and technical support agreement for the supply of, among other things, the Fortezza Card (the "Supply and Support Agreement") substantially in the form attached hereto as Schedule "A".

8.10 NSA NOVATION.

         KCA shall have entered into a letter agreement with Myko related to the Phase II development of the RASP project with the NSA (the "Letter Agreement") a form of which attached hereto as Schedule "B".

8.11 COMTEL ACKNOWLEDGEMENT.

         Comtel shall have provided a written acknowledgement, substantially in the form of Schedule 9.11 attached hereto, acknowledging that the Shared Assets are to be used and shared by both KCA and Myko without restriction or interference by Comtel.

8.12 NO MATERIAL CHANGE.

         KCA shall be satisfied that there has been no material change in the Business, any of the Purchased Assets, in the financial position of the Business or its results from operations during the period from the date of this Agreement until Closing Time other than in the ordinary course of business.

8.13 FULL, TRUE AND PLAIN DISCLOSURE.

         Myko shall have made full, true and plain disclosure to KCA of all material information relating to the Business and to the purchase of the Purchased Assets.

                                   ARTICLE 9

                                COVENANTS OF MYKO

9.1 DISCLOSURE OF TRANSACTION.

         Myko shall not, and shall use its best efforts to ensure that its agents, employees, officers and directors do not, without the prior written consent of KCA, disclose or permit to be disclosed to anyone any information relating to KCA, this Agreement and the transactions contemplated in this Agreement. This Section does not prohibit disclosure to the professional advisors, bankers and employees of Myko who need to know such information, or to the extent necessary to authorize the purchase and sale of the Purchased Assets pursuant to this Agreement, or as may be required by law. This Section does not preclude the use or disclosure by Myko of any information which is or comes into the public domain otherwise than by breach of this Section 9.1.

9.2 CONDUCT OF BUSINESS PRIOR TO CLOSING.

         Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing Time, Myko shall continue to operate the Business in the ordinary course consistent with past practice and shall not acquire fixed assets, dispose of any assets out of the normal course of business, encumber any assets, hire employees or incur any liabilities, whether present, future or contingent without the prior written approval of KCA.

9.3 EXCLUSIVE DEALING.

         Myko shall not negotiate or hold any discussions with any other party with respect to the sale or licensing of any, all, or substantially all of the Purchased Assets until after the Closing Time.

                                   ARTICLE 10

                                COVENANTS OF KCA

10.1 DISCLOSURE OF TRANSACTION.

         KCA shall not, and shall use its best efforts to ensure that its agents, employees, officers and directors do not, without the prior written consent of Myko, disclose or permit to be disclosed to anyone any information relating to Myko, this Agreement and the transactions contemplated in this Agreement. This Section does not prohibit disclosure to the professional advisors, bankers and employees of KCA who need to know such information, or to the extent necessary to authorize the purchase and sale of the Purchased Assets pursuant to this Agreement, or as may be required by law. This Section does not preclude the use or disclosure by KCA of any information which is or comes into the public domain otherwise than by breach of this Section 10.1.

                                   ARTICLE 11

                            COVENANTS OF KCA AND MYKO

11.1 NON-COMPETITION.

         (a) Myko shall not, directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with any other Person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, advise, manage, carry on, establish, acquire control of, be engaged in, invest in or lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by, whether or not for pecuniary benefit, any business of developing, manufacturing or selling of a modem similar to or competitive with the Palladium Secure Modem or Business.

         (b) KCA shall not, directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with any other Person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, advise, manage, carry on, establish, acquire, control of, be engaged in, invest in or lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by, any business of developing and manufacturing a Fortezza Card with capabilities substantially similar to the Fortezza Card developed and manufactured by Myko.

         (c) The parties hereto agree that the provisions of this Section 11.1 are reasonable and intend that such provisions be enforced as written. However, if any such provision, or part thereof, is held to be unenforceable because of the duration thereof, the area covered thereby, or the types of activities restricted thereby, the parties hereto agree that a court of competent jurisdiction making such determination shall have the power to reduce the duration of the provision, the geographic area of the provision, the types of activities specified and to delete specific words or phrases, and that in its reduced form, such provision shall then be enforceable.

         (d) The parties hereto acknowledge that a breach of the covenant contained in this Section 11.1 would result in damages to the other party and that the other party may not be adequately compensated for such damages by monetary award alone. Accordingly, each party agrees that in the event of any such breach, in addition to any other remedies available at law, or otherwise, the other party shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by either party with the provisions of this Agreement. Any remedy expressly set out in this Section 11.1 shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.

         (e) The parties acknowledge that the granting by Myko of the covenant given in paragraph (a) above is a material condition of KCA completing the transactions described in this Agreement and agree that all restrictions in this Section 11.1 are necessary and fundamental to the protection of the Business, and are reasonable and valid. All defences to the strict enforcement of this Section
             11.1 are hereby waived.

11.2 NON-SOLICITATION.

         The parties hereto agree not to solicit for consultation or employment any officer or employee of the other for a period of one (1) year following the Closing.

                                   ARTICLE 12

                          SURVIVAL AND INDEMNIFICATION

12.1 SURVIVAL OF MYKO'S REPRESENTATIONS, WARRANTIES.

         The representations and warranties of Myko contained in this Agreement or any document or certificate given pursuant to this Agreement except for representations and warranties contained in Subsection 5.1(d), shall survive the Closing for the benefit of KCA for a period of two (2) years, unless a bona fide notice of claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim. The representations and warranties contained in Subsection 5.1(d) shall survive for the benefit of KCA indefinitely.

12.2 SURVIVAL OF KCA'S REPRESENTATIONS, WARRANTIES.

         The representations and warranties of KCA contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of Myko for a period of two (2) years, unless a bona fide notice of a claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

12.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES CONCERNING TAX MATTERS.

         Representations and Warranties concerning tax matters set out in
Section 6.1 shall survive for a period of ninety (90) days after the relevant authorities shall no longer be entitled to assess liability for tax against Myko for any particular taxation year ended on or prior to Closing Date, having regard, without limitation, to any waivers given by Myko in respect to any taxation year.

12.4 SURVIVAL OF COVENANTS

         Except as otherwise provided in this Agreement, all covenants of KCA and Myko, as the case may be, contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of KCA or Myko, as the case may be, until the expiry of the limitation period, if any, applicable thereto under applicable law.

12.5 INDEMNIFICATION.

         Subject to the terms and conditions set forth in the following sections of Article 12:

         (a) Myko covenants and agrees to indemnify and hold KCA harmless, effective as and from the Date of Closing from and against any claims, demands, actions, cause of action, damages, losses, cost, liability or expense (including reasonable legal fees and expenses) which may be made or brought against KCA or which KCA may suffer or incur in respect of, as a result of, or arising out of:

             (i) any non-fulfilment of any covenant on the part of Myko contained in this Agreement or any document given pursuant to this Agreement;

             (ii) any breach of any of Myko's representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement; and

             (iii) any liabilities of Myko or relating to the Business as operated prior to Closing which are not assumed pursuant to
                   Section 3.3, including product liability claims relating to products sold by Myko prior to Closing.

         (b) KCA covenants and agrees to indemnify and hold Myko harmless, effective as and from the Date of Closing, from and against any claims, demands, actions, cause of action, damage, losses, cost, liability or expense (including reasonable legal fees and expenses) which may be made or brought against Myko or which Myko may suffer or incur, in respect of, or arising out of:

             (i) any non-fulfilment of any covenant on the part of KCA contained in this Agreement or any document given pursuant to this Agreement;

             (ii) any breach of any of KCA's representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement;

             (iii) the liabilities assumed by KCA pursuant to Section 3.3; and

             (iv) any liabilities of KCA or relating to the Business as operated after the Closing, other than those liabilities in respect of which Myko has agreed to indemnify KCA pursuant to
                   Section 12.5(a).

         (c) Neither party will be liable to the other for lost profits, incidental, consequential, exemplary, special, punitive and similar damages. Notwithstanding the foregoing, the measure of any loss arising out of any breach of representation, warranty or covenant by Myko shall include any decrease in the value of the Palladium Secure Modem which would not have occurred but for such breach.

12.6 PROCEDURE FOR INDEMNIFICATION.

         (a) Claims Other Than Third Party Claims. Following receipt from Myko or KCA, as the case may be (the "Indemnified Party"), of a written notice of a claim for indemnification under Section 12.5 which has not arisen in respect of a Third Party Claim (as defined in 12.6(b) below), the party who is in receipt of such notice (the "Indemnifying Party") shall have 30 days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim and any other relevant information in the possession or control of the Indemnified Party. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved by arbitration proceedings as set out in Schedule 14.3.

         (b) Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a "Third Party Claim") and in respect of which a right of indemnification given pursuant to Section 12.5 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 20 days of receipt by the Indemnifying Party of the notice from the

             Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that if the Indemnifying Party elects to assume control:

             (i) such will be done at all times in a diligent and bona fide matter;

             (ii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

             (iii) the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party through the date of such assumption.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall cooperate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

         In respect of all claims for indemnification under Section 12.5, the Indemnified Party and the Indemnifying Party will co-operate in the defence of such claim and make available each to the other all witnesses, pertinent records, materials and information in its possession or under its control relating thereto. No Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party unless the settlement involves the payment of money only and the Indemnifying Party has acknowledged in writing its obligation to indemnify and save harmless the Indemnified Party in respect of such claim as provided for herein. For greater certainty, nothing in this Section shall be construed to relieve either party of their obligation to act in accordance with all applicable Laws, including, but not limited to, the duty to mitigate damages.

12.7 ADDITIONAL RULES AND PROCEDURES.

         The obligation of the parties to indemnify each other pursuant to this
Article 12 shall also be subject to the following:

         (a) an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to this Article 12, as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in Sections 12.1, 12.2, 12.3, 12.4, as the case may be;

         (b) whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of fifteen (15) days or more, shall be deemed a consent by the Indemnifying Party to such request;

         (c) the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other's liability hereunder and shall supply copies of all relevant documentation promptly as they become available; and

         (d) notwithstanding Section 12.7(b), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

12.8 Limitations.

         Notwithstanding anything to the contrary contained in this Article 12, the maximum liability of any Indemnifying Party under this Article 12 shall not exceed the sum of the Purchase Price.

                                   ARTICLE 13

                                CLOSING PROCEDURE

13.1 PROCEDURE.

         On the Closing Date,

         (a) Myko shall deliver to KCA:

             (i) all conveyances, bills of sale, transfers, assignments, assurances, consents and any other documents as KCA may reasonably request and as are necessary or reasonably required to effectively transfer the Purchased Assets to KCA in accordance with this Agreement, such documents to be in registrable form to the extent registrable;

             (ii)  actual possession of the Purchased Assets; and

         (b) KCA shall make the Closing Payment required by Section (a) of
             Article 2.

                                   ARTICLE 14

                                     GENERAL

14.1 PLACE OF CLOSING.

         The Closing shall take place at the offices of Goodman Phillips & Vineberg, 250 Yonge Street, Suite 2400, Toronto, Ontario M5B 2M6, or at such other place as may be agreed upon by KCA and Myko.

14.2 PUBLIC DISCLOSURE.

         Except as required by law, no public disclosure of any kind shall be made or permitted in respect of the subject matter of this Agreement by any party without consultation with and the consent of the other party (such consent not to be unreasonably withheld). This Section also does not preclude the use or disclosure by Myko or KCA of any information which is or comes into the public domain otherwise than by breach of this Section 14.2.

14.3 ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the procedures set out in
Schedule 14.3

14.4 NOTICE.

         All notices required or permitted by this Agreement shall be in writing and delivered by hand, courier, mail or sent by telecopier to:

         (a) KCA:

             Address      Orbitor Place
                          5100 Orbitor Drive
                          Mississauga, Ontario
                          L4W 4Z4

                          Attention: Vice-President and General Counsel

             Fax Number   (905) 238-9570


             With a copy to Goodmans LLP, Attention: Francesca Guolo:

             Address:     250 Yonge Street
                          Suite 2400
                          Toronto, Ontario
                          M5B 2M6

             Fax Number:  (416) 979-1234

         (b) Myko:

             Address:     357 Van Ness Way
                          Suite 200
                          Torrence, CA
                          90501

             Attention:   James J. Kopycki

             Fax Number:  (310) 328-0378


             With a copy to Rosenman & Colin LLP:

             Address:     575 Madison Avenue
                          New York, New York
                          10022-2585

             Attention:   Stanley Moskowitz

             Fax Number:  (212) 940-8776


or at such other address or fax number of which the addressee may from time to time have notified the addressor. A notice shall be deemed to have been sent and received on the day it is delivered by hand or on the day on which transmission is confirmed, if telecopied. If such day is not a Business Day or if the notice is received after ordinary office hours (time of place of receipt), the notice shall be deemed to have been sent and received on the next Business Day.

14.5 COSTS.

         Except as otherwise provided in this Agreement, each party shall be responsible for its own fees, expenses, and other costs incurred in connection with the purchase and sale of the Purchased Assets.

14.6 TIME OF THE ESSENCE.

         Effective the date hereof, time is of the essence to every provision of this Agreement. Extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

14.7 FURTHER ACTS.

         The parties acknowledge that their co-operation is required to facilitate the Closing. The parties shall do or cause to be done all such further acts and things as may be necessary or desirable to give full effect to this Agreement. For the period during which Myko is owed Additional Payments pursuant to the terms of this Agreement, KCA shall afford to Myko and its representatives such access upon reasonable notice during regular business hours to the Records and, during such period, KCA shall, and shall cause its officers to, furnish promptly to Myko and its representatives, such Records as Myko may from time to time reasonably request in connection with the preparation of any tax return, audit or other examination by a taxing authority, and any judicial or administrative proceeding which may arise relating to liability for taxes attributable to the Purchased Assets or the operation of the Business, or in connection with the collection of such party's debts relating to the Business, for litigation, for audit or other legitimate business purpose; provided that during the aforementioned period, KCA may destroy or otherwise dispose of any of the Records if it first notifies Myko in writing of its intention to do so and affords Myko the opportunity to take copies of, or possession of, the portion of the Records to be destroyed or otherwise disposed of.

14.8 GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of New York and the laws of the United States of America applicable therein. Each party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the State of New York.

14.9 AMENDMENT.

         This Agreement may be amended only by written agreement of the parties.

14.10 WAIVER.

         No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

14.11 ENTIRE AGREEMENT.

         This Agreement and the Schedules attached to this Agreement constitute the entire agreement among the parties pertaining to all the matters herein. The Letter of Intent is hereby terminated and of no further force or effect.

14.12 SEVERABILITY.

         If any provision of this Agreement is invalid or unenforceable, such provision shall be severed and the remainder of this Agreement shall be unaffected thereby but shall continue to be valid and enforceable to the fullest extent permitted by law.

14.13 COUNTERPARTS.

         This Agreement may be executed in one or more counterparts (by original or facsimile signature) which, together, shall constitute one and the same Agreement. This Agreement shall not be binding upon any party until it has been executed by each of the parties and delivered to all other parties.

14.14 ASSIGNMENT.

         Neither this Agreement nor any rights or obligations hereunder may be assigned, directly or indirectly, by any party without the prior written consent of the other party. Any assignment without such consent shall be null and void.

14.15 ENUREMENT AND BINDING EFFECT.

         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, executors, administrators, personal representatives and permitted assigns.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the day and date first above written.


                                           KASTEN CHASE APPLIED RESEARCH LIMITED

                                           Per:
                                                --------------------------------


                                           MYKOTRONX, INC.

                                           Per:
                                                --------------------------------

                                                                    SCHEDULE 2.2

                               ADDITIONAL PAYMENT


Additional Payments related to the Intellectual Property shall be calculated on the gross receipts of the product or sublicencee products that KCA sells that incorporate such Intellectual Property as follows:

         1. 5% of the gross receipts of the Palladium Modem;

         2. 3.5% of the gross receipts of any other device which incorporates the Fortezza source code developed by Myko;

         3. 1.5% of the gross receipts of any other device which incorporates the modem source code developed by Myko; and

         4. 1% of the gross receipts of any product developed by KCA which incorporates the Intellectual Property which is the subject of the VPN Overlay patent application prepared and submitted by Myko.

The Additional Payments shall be non interest bearing and payable upon collection quarterly in arrears.

Myko shall have the right to audit the calculation of such Additional Payments. Any controversy or Claim related to the outcome of the audit of the Additional Payments, shall be settled by arbitration in accordance with Schedule 14.3. If it is determined by the audit (or in the case of KCA objecting to the audit, by the arbitration) that the unaudited Additional Payment is deficient by more than 15%, KCA shall pay Myko a penalty of 5% of the total Additional Payment owed to Myko.

                                                              SCHEDULE 6.1(e)(i)

                           REGULATORY APPROVALS (KCA)



                   There are no Regulatory Approvals Required

                                                             SCHEDULE 6.1(e)(ii)

                           THIRD PARTY CONSENTS (KCA)



                   There are no third Party Consents Required.

                                                                   SCHEDULE 8.11
                         UNDERTAKING AND ACKNOWLEDGEMENT



TO: Kasten Chase Applied Research Limited ("KCA")

AND TO: Mykotronx, Inc. ("Myko")

         WHEREAS it is contemplated that pursuant to an asset purchase agreement to be dated as of December ____, 2000 (the "Purchase Agreement"), KCA has purchased from Myko all of the assets (the "Purchased Assets") required to carry on the Palladium Secure Modem business of Myko (the "Business");

         AND WHEREAS a portion of the assets related to the Business are located at the premises of the undersigned and will be used and shared by both Myko and KCA (the "Shared Assets");

         AND WHEREAS pursuant to section 8.11 of the Purchase Agreement to the closing of the transaction contemplated by the Purchase Agreement is conditional upon the undersigned executing this undertaking and acknowlegement.

NOW THEREFORE,

1. The undersigned hereby acknowledges that KCA and Myko have the right to shared use the Shared Assets located at the premises of the undersigned without restriction or interference by the undersigned; and

2. The undersigned hereby undertakes to use its best business practices to facilitate the use of the Shared Assets by both KCA and Myko.


DATED December__, 2000.

                                            Comtel Electronics, Inc.

                                            Per:
                                                 -------------------------------
                                                 Name:
                                                 Title

                                            Per:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                                                   SCHEDULE 14.3

                             ARBITRATION PROCEDURES


1. Any controversy or claim arising out of or relating to this sale or the transactions contemplated hereby (a "Claim") shall be settled by arbitration which shall proceed in accordance with the Rules of the American Arbitration Association (the "Rules") in effect at the date of commencement of such arbitration, by one (3) arbitrators (the "Arbitrators") of whom each party shall appoint one and the two arbitrators so selected the third arbitrator.

2. A Claim shall be settled by arbitration which shall proceed in accordance with the United States Arbitration Act, 9 V.S.C. 1-16 (the "Act") as may be amended from time to time.

3. The arbitration shall take place in the New York, New York unless otherwise agreed in writing by the parties hereto.

4. The procedures and substance of the arbitration shall be governed by the laws of New York.

5.   The language to be used in the arbitration shall be English.

6. Where a Claim is to be referred to arbitration pursuant to this schedule, the making of an award by the Arbitrator shall be a condition precedent to any right of action by either of the parties hereto, on their executors, administrators, representatives, or assigns against the other party or its executors, administrators, representatives or assigns, touching on any matters in a Claim.

7. In the event of binding arbitration, any claim by either party shall be time-barred unless the asserting Party commences an arbitration proceeding with respect to such claim within one (1) year after the basis for such claim became known to the asserting party.

8. The Arbitrator shall have the right to determine all questions of law and jurisdiction including questions as to whether a Claim is arbitrable and shall have the right to grant final and interim compensatory damages awards and shall have the discretion to award costs including reasonable legal fees and expenses, reasonable experts' fees and expenses, reasonable witnesses' fees and expenses, pre-award and post-award interest and costs of the arbitration. Each party hereto hereby irrevocably waives any right to recover such non-compensatory damages with respect to any dispute resolved by arbitration.

9. The award of the Arbitrator shall be final and binding on the parties hereto and their executors, administrators representatives or assigns. There is no right of appeal from the Arbitrator's award.

10. In the event of binding arbitration, the procedures specified in this schedule shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising our of or relating to this Agreement; provided, however, that a Party, without prejudice to the above procedures, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgement reasonably exercised such action is necessary to avoid irreparable damage or to preserve the status quo.

11. The parties hereto shall be bound by any award granted by the Arbitrator and the parties hereto consent to judgment upon the award granted to the Arbitrator being entered in any Court of competent jurisdiction.

12. All applicable statutes of limitation and defences based upon the passage of time shall be tolled while the procedures specified in this schedule are pending. The Parties will take such action, if any, required to effectuate such tolling.

13. Each Party is required to continue to perform its obligation under this contract pending final resolution of any dispute arising out of or relating to this contract.

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

This Supply Agreement is made as of December __, 2000 by and between Kasten Chase Applied Research Limited, 5100 Orbitor Drive, Mississauga, Ontario, Canada, L4W 4Z4 ("KC") and Mykotronx, Inc., 357 Van Ness Way, Suite 200, Torrance, California, USA 90501 ("Mykotronx").

WHEREAS KC and Mykotronx (the "Parties") have entered into an Asset Purchase Agreement dated December __, 2000 (the "Asset Purchase Agreement"); and

AND WHEREAS the Parties intend to enter into an Supply Agreement for the supply of Mykotronx Products (as defined herein) to KC.

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and viable consideration, the Parties hereby agree as follows:

1.  Definitions

    a. "Mykotronx Products" shall mean the Mykotronx products listed as follows:

        o   Mykotronx FORTEZZA(R)MYK-82 Crypto Card ("82 Crypto Card");

        o   Mykotronx FORTEZZA MYK- 82A Crypto Card ("82A Crypto Card");

        o   Mykotronx FORTEZZA Plus Crypto Card ("Plus Crypto Card");

        o   Mykotronx MYK-82 Chips;

        o   Mykotronx MYK-82A Chips; and,

        o   Mykotronx Krypton Chips ("Krypton Chips").

    b. "Sub-contractor" shall mean another organization contracted by either Party to provide services that enable the supply of Mykotronx Products to KC.

2.  Term

    This Supply Agreement shall have a term of 3 years commencing on the date hereof, subject to Sections 6, 7 and 8 of this Agreement.

3.  Purpose and Scope

    This Supply Agreement shall define the relationship between Mykotronx and KC for the delivery of Mykotronx Products to KC by Mykotronx in connection with the Asset Purchase Agreement.

4.  Forecasts

    KC will provide a rolling 12-Month forecast, updated quarterly for three additional months. A minimum purchase order release quantity will be established and defined in Schedule A. The twelve-month schedule shall be considered a non-binding forecast of purchases and is primarily intended for Mykotronx material planning, resource and capacity planning purposes.

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

5.  Ordering

    a. KC will release purchase orders (the "Purchase Orders") quarterly based on the forecast provided to Mykotronx on a quarterly basis in order to maintain a minimum of three months of product on order at all times. Scheduled releases/deliveries of the Purchase Orders will be according to terms outlined in section 8 of this agreement.

    b. KC will not be able to purchase the MYK-82A Chips and the 82A Crypto Card until Mykotronx has completed product development, received National Security Agency ("NSA") endorsement, received FIPS 140-1 certification and complied with any other required rules or regulations.

6.  MYK-82 Purchase

    (a) The MYK-82 Chips are no longer in production by Mykotronx. At the request by KC, Mykotronx has purchased materials for 15,000 MYK-82 Chips. In accordance with the terms and conditions of this Agreement, Mykotronx agrees to provide KC the exclusive option to purchase up to a maximum of 15,000 MYK-82 Chips during the one (1) year period commencing as of the date hereof. In the event that KC does not purchase all of the 15,000 MYK-82 Chips on or before the first anniversary of this Agreement, Mykotronx shall have the ability to sell the remaining portion of unsold MYK-82 Chips in the open market to any other third party.

    (b) Upon the earliest of (i) the first anniversary of this Agreement or (ii) the sale of the 15,000 MYK-82 Chips to KC, Mykotronx will no longer have any liability or obligation to provide KC with any MYK-82 Chips.

7.  Plus CryptoCard and Krypton Chips Purchase.

    Mykotronx shall not sell KC, and KC shall not have the ability to purchase from Mykotronx, the Plus CryptoCard and Krypton Chips until Mykotronx has received evidence, satisfactory to Mykotronx, that KC, and Mykotronx to the extent necessary to export such products, has complied with the rules and regulations of the United States, Canada and any other jurisdiction necessary regarding Type 1 devices, including obtaining and validating COMSEC approval and accounts and obtaining NSA approval.

8.  Pricing

    Pricing for the Mykotronx Products as set forth in Schedule `A' attached hereto, will be reviewed by Mykotronx on an annual basis starting 31 December 2001, subject to change.

9.  Delivery

    Mykotronx will deliver the first purchase order release within 16 weeks of the placement of the Purchase Order. The first release increment lead-time may be adjusted due to initial component procurement lead-time anomalies.

    Mykotronx's standard lead-time goal is 25 weeks maximum. KC may authorize Mykotronx to procure long lead time materials beyond the purchase order requirements in order to improve Mykotronx's ability to respond to future deliveries. Any increase in costs associated with or as a result of KC's authorization or request shall be the responsibility of KC. Mykotronx will monitor material lead times and make recommendations that may achieve minimum order lead times.

10. Flexibility Quantity

    The initial flexibility, quantity and lead times shall be set forth on Schedule A, subject to changes in accordance with this Agreement. Lead-times for releases against the flexibility quantity after the first release may be subject to material availability. Mykotronx will manage replenishment of inventory, inclusive of the flexibility quantity, on a first in first out ("FIFO") basis.

11. Schedule A

    Attached hereto as Schedule A is a table defining the product version, estimated annual quantity, minimum release quantity, flexibility quantity, lead time and beginning / ending dates that will be used as a means of monitoring any changes to the supply of Mykotronx Products to KC, that may happen during the terms of this Agreement. Both Parties will acknowledge the information contained in Schedule `A'. Any changes to Schedule `A' will be subject to a written agreement signed by both Parties in accordance with the term of Section 12(d), Changes, of this Agreement.

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

12. Changes

    a. KC may make changes to the Purchase Order line schedule for delivery of Mykotronx Products by issuance of revised Purchase Orders provided that a minimum of 40 days notice is given and in the case of a delayed delivery, the revised delivery date is no more than 60 days beyond the original schedule, subject to Mykotronx acceptance. In the case of a schedule change to an early delivery, Mykotronx will use commercially reasonable practices to respond to such requests by either advancing current production or pulling from the flexibility quantity.

        If KC requests a delivery schedule delay of more than 60 days, then Mykotronx may charge inventory carrying fees calculated at 1 1/2% per month on the cost of the materials effective after the first 60 days of delay have past.

    b. Bill of material ("BOM") changes. The Parties are obligated to provide written notification when possible thirty (30) days in advance or sooner of any BOM changes that may increase costs.

    c. Configuration Control Change notification. The Parties are obligated to provide written notification when possible thirty (30) days in advance or sooner of any changes that may affect form, fit, or functionality and/or regulatory compliance.

    d. Change Orders. Any changes that result in cost increases and/or affects the terms outlined in Schedule A shall be subject to negotiation and receipt of a signed change order between the Parties.

13. Material liability

    If KC cancels a purchase order, the material liability for KC will be limited to product on order, work-in-progress for product on order, and inventory of components required to maintain flexibility quantity levels. Mykotronx will use commercially reasonable practices to mitigate KC material liability by return of components and/or restocking with their vendors. Mykotronx may charge reasonable handling fees and other expenses to KC for their efforts in recovering material costs.

14. Shipping

    Mykotronx Products will be shipped from Mykotronx's facility in Torrance, California. Shipping costs are free on board ("FOB") Mykotronx. KC will be responsible for carrier selection and method of transportation. All applicable duty costs will be assumed by KC.

15. Inspection and Acceptance

    KC shall have a reasonable time to inspect the products delivered. KC will notify Mykotronx in writing of product deficiencies and should KC request it, Mykotronx will provide in writing, failure analysis and corrective action responses. KC inspection will be according to the MIL-STD-105F, Single Sampling Plan using an AQL level of 1.5.

16. Product Labeling

    a. Product Identification and Traceability. The 82 Crypto Card and the 82A Crypto Card shall have bar codes identifying serial numbers according to accepted industry standards: code 39 and/or 128.

    b. Regulatory Requirements Marking. All Mykotronx Products shall comply with marking requirements specified by regulatory agency specifications for which the product(s) is/are listed.

    c. Private labeling. KC shall not pursue private labeling of Mykotronx Products that KC purchases.

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

17. Communication

    Designated representatives from KC and Mykotronx representing the manufacturing, materials and quality assurance functions shall meet as required, however at least a minimum of semi-annually at the Mykotronx facilities in Torrence, California to review the quality and delivery performance, and any other issues pertinent to the business relationship.

18. Confidentiality

    All confidential and proprietary information exchanged by the Parties shall be subject to the terms and conditions of the Asset Purchase Agreement which both Parties agree will be effective through the period of performance of this Agreement.

19. Limitation of Liability and Indemnification

    a. Limitation of Liability. Except as set forth in Section 12 of this Agreement, each Party's liability for damages, regardless of the form of action, whether based on strict liability, contract or tort in connection with this Agreement or based on any claim for indemnity or contribution shall not at any time exceed in aggregate an amount equal to the amount received by such Party from the other Party for its Products and Services subject to this Agreement during the immediately preceding 12 month period. In no event shall a Party be liable to the other Party, a Sub-contractor, or any other party for special, indirect or consequential damages, even if it has been advised of the possibility of such loss, including, but not limited to, lost business revenue, and failure to realize expected savings.

    b. Allocation of Risk. Each Party acknowledges and agrees that the allocation of risk contained in this Agreement is reflected in the supply conditions subject to this Agreement and is a recognition of the fact that, inter alia, it is not within each Party's control how and for what purposes the Mykotronx Products subject to this Agreement are used.

    c. Limitation Period. Each Party shall be discharged of liability with respect to any claim arising in connection with this Agreement, whether in contract, tort including negligence, or otherwise, unless formal legal proceedings are commenced within 2 years after the other Party or a Sub-contractor became aware, or should reasonably have become aware, of the facts that constitute the cause of action.

20. General

    a. Governing Law. This Agreement and all disputes and suits related thereto will be governed exclusively by the laws of the State of New York and the laws of the United States of America applicable therein.

    b. Compliance with Laws. Each Party represents and warrants to the other that its obligations under this Agreement and, in particular the export and use of the Mykotronx Products and related services subject to this Agreement shall be performed in accordance with all applicable international, national, state or provincial, and local laws rules and regulations.

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

    c. Assignment. Neither party shall have the right to assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Party which consent shall not be unreasonably withheld. For the purposes of this Agreement, an assignment shall include the sale of all or substantially all the assets of a party and a disposition, amalgamation, or merger involving the shares or other issued security of a Party that results in a change in the voting control of a Party.

    d. Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective beneficiaries, successors, administrators and permitted assigns.

    e. Notices. All notices or reports permitted or required under this Agreement shall be in writing and addressed to the recipient at the address indicated herein. Addresses may be modified at any time by written notification from one Party to the other Party. Any such notice or communication shall be deemed given and effective when delivered by personal delivery or facsimile transmission, two days after the date of delivery to a courier with the delivery fee prepaid or three days after the date of mailing by certified or registered mail, with postage prepaid.

    f. Relationship of Parties. Each Party acknowledges and agrees that it is an independent contractor and that nothing in this Agreement or in the manner of dealing between the Parties shall be construed as creating any agency, partnership, joint venture, employment or general representative relationship. Neither Party shall be obliged to assume any obligation of the other Party nor shall either Party have the right to make any commitment on behalf of the other Party.

    g. Force Majeure. Neither party shall be considered in default or liable for any delay or failure to perform any provisions of this Agreement if the delay or failure arises, directly or indirectly, out of an act of nature, war, riots, civil commotion, fires, flood, or other natural disaster, embargo or other export restriction, requests or acts of failure to act by any government, governmental body or instrumentality (including the failure or delay to act in the issuance of permits or licenses), or law, rule or regulation and such other causes beyond the reasonable control of such Party. If delay in performance is caused by such force majeure, the time for performance shall be extended by such length of time as may be reasonably necessary to compensate for the delay. The Parties shall make every effort to keep delays in performance to a minimum.

    h. Equitable Relief. Each Party acknowledges that, in addition to the other remedies available at law or in equity, the other Party shall be entitled to equitable relief, including mandatory and prohibitive injunctions and specific performance, in the event of a breach of this Agreement.

    i. Arbitration of Disputes. Should the Parties be unable to resolve between themselves after consultations between a representative of each Party nominated by the President of each Party, any disagreements relating to or arising from any one or more of the provisions of this Agreement, including the occurrence of a material breach, neither party shall seek redress against the other in any country or tribunal, but instead the Parties shall submit such disagreement to binding arbitration in New York, New York, U.S.A. under the rules and auspices of the International Commercial Arbitration Act. Neither Party shall have the right to further appeal or redress in any other court or tribunal except solely for the purpose of obtaining execution of the judgment rendered by such arbitration. The prevailing party shall be entitled to all costs incurred in obtaining such award, including reasonable attorney fees, together with all costs incurred in the collection process, including attorney fees relating thereto.

    j. Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

    k. Severability. If any provision of this Agreement shall be unenforceable or invalid for any reason, such provisions shall, to the extent of such invalidity or unenforceability, be severed, but without in any way affecting the remainder of such provision or any other provisions contained herein, all of which shall continue in full force and effect.

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

    l. Entire Agreement. This Agreement and the Schedules attached hereto constitute the entire Agreement between the Parties with respect to the subject matter hereof

    m. Amendment. This Agreement, including the Schedules attached hereto, may only be changed by mutual agreement of authorized representatives of the Parties in writing.

    n. Counterparts. This Agreement may be executed in one or more counterparts (by original or facsimile signature) which, together, shall constitute one and the same Agreement. This Agreement shall not be binding upon any party until it has been executed by each of the Parties and delivered to all other Parties.

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

IN WITNESS WHEREOF this Agreement is executed by the Parties by their respective and duly authorized signing officers this __ day of December, 2000


KASTEN CHASE APPLIED RESEARCH LIMITED


Per:
     --------------------------------
     Signature


Per:
     --------------------------------
     Signature


     --------------------------------
     Michael Milligan, Executive VP


MYKOTRONX, INC.


Per:
     --------------------------------
     Name:
     Title:

                          KASTEN CHASE APPLIED RESEARCH
                                SUPPLY AGREEMENT

                                   SCHEDULE A
                             CURRENCY: U.S. DOLLARS
                        EFFECTIVE DATE: DECEMBER 29, 2000

                                                               EST. ANNUAL     MIN. RELEASE                  FLEXIBILITY
PART NUMBER             DESCRIPTION                              VOLUME            QTY.         UNIT PRICE    QUANTITY
-----------             -----------                            -----------     ------------     ----------   -----------
301054            Mykotronx MYK-82 Chips                       KCA PROVIDE         1000            TBD          4000
301055            Mykotronx MYK-82A Chips                      KCA PROVIDE         1000            TBD          4000
301056            Mykotronx Krypton Chips                      KCA PROVIDE         1000            TBD          1000
650000-2          Mykotronx Fortezza Cryptocards MYK-82        KCA PROVIDE          50             119           100
650000-2          Mykotronx Fortezza                           KCA PROVIDE          50             119           100
                  Cryptocards MYK-82A
501991            Mykotronx Fortezza Plus Cryptocards          KCA PROVIDE          100            TBD           100



PART NUMBER             DESCRIPTION                               BEGINNING DATE        ENDING DATE   LEAD TIMES
-----------             -----------                              ----------------       -----------   ----------
301054            Mykotronx MYK-82 Chips                         Date of agreement        12/31/01      4 wks.
301055            Mykotronx MYK-82A Chips                        Date of agreement        12/31/01      25 wks.
301056            Mykotronx Krypton Chips                        Date of agreement        12/31/01      25 wks.
650000-2          Mykotronx Fortezza Cryptocards MYK-82          Date of agreement        12/31/01      16 wks.
650000-2          Mykotronx Fortezza                             Date of agreement        12/31/01      16 wks.
                  Cryptocards MYK-82A
501991            Mykotronx Fortezza Plus Cryptocards            Date of agreement        12/31/01      16 wks.


Kasten Chase Applied Research (Buyer)       Mykotronx, Inc. (Seller)

By:                                         By:
   ----------------------------------          ---------------------------------
   CYRIL FERNANDES                             JOE RABICK
   VICE PRESIDENT, PRODUCTION AND              VICE PRESIDENT VOICE & DATA
       ORDER FULFILLMENT:
   DATE: DEC 29/00                             DATE: DEC 29/00

                         [LETTERHEAD OF MYKOTRONX, INC.]


                                                               December 29, 2000

Kasten Chase Applied Research Limited
Orbitor Place
5100 Orbitor Drive
Mississauga, Ontario
L4W 4Z4

Dear Sirs:

RE: DEVELOPMENT CONTRACT BETWEEN NATIONAL SECURITY AGENCY AND MYKOTRONX, INC.

Reference is made to the Development Contract between the National Security Agency ("NSA") and Mykotronx, Inc. ("Myko") dated ________________ pursuant to which Myko has undertaken to complete the Phase II development of the RASP Project (the "NSA Contract").

Pursuant to an Asset Purchase Agreement dated as of today's date between Myko and Kasten Chase Applied Research Limited ("KCA"), Myko has transferred, assigned and conveyed all of the assets of Myko necessary to allow KCA to continue the Palladium Secure Modem Business of Myko (the "Purchased Assets"). Included in the Purchased Assets is the technology required to complete the Phase II development of the RASP Project.

Until the NSA Contract is either novated (as hereinafter referred to) or completed, whichever is earlier, Myko hereby appoints KCA and KCA hereby accepts such appointment to complete for and on behalf Myko the NSA Contract. KCA hereby agrees to assume all responsbility for and accept all obligations and liabilities, from and after the date hereof, to complete the Phase II development of the RASP Project in accordance with the terms of the NSA Contract. Myko agrees to pay to KCA the full amount of all remaining payments received by Myko from the NSA pursuant to the NSA Contract immediately upon Myko's receipt of such payments. Myko represents to KCA that there is one remaining payment to be received pursuant to the NSA Contract estimated to be in the amount of $_______.

As soon as practicable following the closing of the Asset Purchase Agreement, KCA and Myko shall use their best efforts to work with the NSA to obtain a novation of the NSA Contract, whereby KCA will be bound by the obligations and liabilities of the NSA Contract as though it orginially executed the NSA Contract, for the purpose of ensuring that any engineering change proposals made by the NSA in connection with the Phase II development will be negotiated with and performed by KCA.

KCA shall, and hereby covenants and agrees to, indemnify and hold harmless Myko, its representatives or assigns, from and against any and all costs or liabilities which may arise from and after the date hereof in connection with the NSA Contract as a result of acts or actions taken, or failure to act or omissions by KCA with respect thereto.

If the foregoing terms are acceptable to you, please sign this letter and return it to the undersigned.


Yours very truly,

MYKOTRONX, INC.

Per:
     ----------------------------------
     Name:
     Title:

                                     * * * *

Acknowledged and agreed this     day of December, 2000.
                             ---


                                        KASTEN CHASE APPLIED RESEARCH LIMITED

                                        Per:
                                             -----------------------------------
                                             Michael Milligan
                                             Chief Financial Officer, Secretary,
                                             Executive Vice President and
                                             General Counsel